Exhibit 99.1

Tumi Holdings Announces Financial Results for the Third Quarter 2015
Announces $150 million Share Repurchase Program
Highlights:

•	Net sales increased 4.4% to $136.0 million on a constant currency basis compared to $130.2 million for the same period last year. On a reported basis, net sales increased 0.6% to $131.0 million

•	Gross margin increased to 60.5% compared to 58.6% for the same period last year

•	Earnings per share increased 16.5% to $0.24 on a constant currency basis compared to $0.21 for the same period last year. On a reported basis, earnings per share increased 6.8% to $0.22.

•	Announces authorization for $150 million share repurchase program over the next twelve months

•	Announces agreement to acquire remaining 50% stake in Japan joint venture. The transaction is expected to close in the first quarter of 2016.

This release refers to amounts as “reported” and “constant currency” (a non-GAAP financial measure), terms that are described below under the “Non-GAAP Financial Measures” paragraph.
South Plainfield, NJ - November 4, 2015 - Tumi Holdings, Inc. (NYSE: TUMI), the leading global brand of premium travel, business and lifestyle products and accessories, today announced its financial results for the third quarter ended September 27, 2015.
Jerome Griffith, Chief Executive Officer and President, commented, “Tumi enjoyed an operationally strong quarter with positive direct to consumer comparable store growth in North America full price stores and all international direct to consumer channels in local currency. We also continue to build upon our international expansion strategy, and are announcing an agreement to acquire the remainder of our Japanese joint venture, which will provide us with the opportunity to manage and grow that business directly. While we continue to face the same external headwinds that are impacting the global retail sector generally, we believe that the core tenets of our strategy are solid and we will continue to focus on expanding our brand and develop our superior product offerings to position us to deliver heathy, sustainable growth and shareholder value over the long-term. Our Board has authorized a $150 million share repurchase program, as we view the recent market fluctuations as providing an opportunity to acquire our shares at an attractive price and return value to our shareholders. ”
For the third quarter of 2015:

•
Net sales increased 4.4% to $136.0 million on a constant currency basis compared to $130.2 million in the third quarter ended September 28, 2014. On a reported basis, net sales increased 0.6% to $131.0 million.

•
Total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, decreased 0.7% on a constant currency basis. On a reported basis, total comparable store sales for all Direct-to-Consumer channels, including company-owned websites, decreased 2.8%.

•	Direct-to-Consumer North America full-price comparable store sales increased 1.3%, outlet comparable store sales decreased 3.8%, and e-commerce comparable sales decreased 8.2%.

•
In Euros, Direct-to-Consumer International full-price comparable store sales increased 5.5%, outlet comparable store sales increased 8.7%, and our international e-commerce website sales increased 25.4%. In U.S. dollars, Direct-to-Consumer International full-price comparable store sales decreased 12.1%, outlet comparable store sales decreased 9.4%, and our international e-commerce website sales increased 4.6%.

•	Gross profit increased 3.9% to $79.3 million compared to $76.3 million in the third quarter ended September 28, 2014. Gross margin was 60.5% compared to 58.6% in the third quarter of 2014.

•
Operating income increased 9.4% to $25.4 million on a constant currency basis compared to $23.3 million in the third quarter ended September 28, 2014. Operating income margin was 18.7% on a constant currency basis compared to 17.9% in the third quarter of 2014. On a reported basis, operating income decreased 0.6% to $23.1 million, and operating income margin was 17.6%.

•	The effective tax rate was 35.9%, compared to 40.0% in the third quarter of 2014.

•
Net income increased 16.6% to $16.2 million on a constant currency basis, or $0.24 per diluted share based on 67.9 million diluted weighted average common shares outstanding from $13.9 million, or $0.21 per diluted share based on 67.9 million diluted weighted average common shares outstanding in the third quarter of 2014. On a reported basis, net income increased 6.8% to $14.9 million, or $0.22 per diluted weighted average common share.

•	During the third quarter of 2015, Tumi opened 9 new stores, relocated 1 store, renovated 1 store, and closed 1 store.

•	At September 27, 2015, Tumi operated 172 company-owned stores.

For the nine months ended September 27, 2015:

•	Net sales Increased 7.7% to $391.4 million on a constant currency basis compared to $363.4 million in the corresponding period of 2014. On a reported basis, net sales increased 4.6% to $380.0 million.

•	Gross profit increased 7.0% to $226.2 million compared to $211.5 million in the corresponding period of 2014. Gross margin was 59.5% compared to 58.2% in the first nine months of 2014.

•
Operating income, adjusted for the cost reduction program and on a constant currency basis, increased 11.7% to $63.1 million compared to $56.5 million in the first nine months of 2014. Operating income margin, adjusted for the cost reduction program and on a constant currency basis, was 16.1% compared to 15.5% in the first nine months of 2014. On a reported basis, operating income increased 2.6% to $58.0 million, and operating income margin was 15.3%.

•	The effective tax rate was 35.3%, compared to 38.7% in the corresponding period of 2014.

•
Net income, adjusted for the cost reduction program and on a constant currency basis, increased 19.8% to $41.1 million, or $0.61 per diluted share based on 67.9 million diluted weighted average common shares outstanding compared to $34.3 million, or $0.51 per diluted share based on 67.9 million diluted weighted average common shares outstanding in the first nine months of 2014. On a reported basis, net income increased 10.7% to $38.0 million, or $0.56 per diluted weighted average common share.

Balance Sheet as of September 27, 2015:
Cash and cash equivalents were $76.2 million as of September 27, 2015, compared with $52.8 million as of December 31, 2014. Inventories were $111.1 million as of September 27, 2015, compared with $89.2 million as of December 31, 2014.
Share Repurchase Program
The Company announced today that its Board of Directors has authorized the repurchase of up to $150 million of the Company’s common stock over the next twelve months. Under the program, the Company may purchase its shares from time to time in the open market or in privately negotiated transactions. The Company expects that purchases will be funded through existing cash on hand, cash from operations, borrowings or a combination of the foregoing. The amount and timing of the purchases will depend on a number of factors including the price and availability of the Company’s shares, trading volume and general market conditions. Repurchases may also be made under a Rule 10b5-1 plan, which would permit shares to be repurchased when the Company might otherwise be precluded from doing so under insider trading laws. The share repurchase program may be suspended or discontinued at any time.
Agreement to Acquire Japanese Joint Venture
The Company announced today that it has entered into an agreement to acquire the remaining 50% stake in its Japanese joint venture, Tumi Japan, from its partners. Tumi Japan operates a network of 13 Tumi stores, an e-commerce website, and distributes Tumi product across an additional 150 points of sale in Japan. This acquisition will allow Tumi to directly manage the significant growth opportunity in the Japanese market by managing its distribution and sales in this region. The transaction is expected to close in the first quarter of 2016.
Jerome Griffith said, “We are extremely pleased to announce the agreement to acquire the remaining stake in our Japanese joint venture. Over the past twelve years, we have enjoyed an excellent relationship with our Japanese partners. They have been instrumental in the initial development of the Tumi brand in this region, including the opening of several important locations in key retail venues in Tokyo and Osaka. We strongly believe in the long-term economic prospects of the Japanese market, and are excited to integrate this region into the business, sharing our expertise, brand power, and retail strategy to drive it to the next level.”
The Company expects that this acquisition will be earnings neutral to the Company’s consolidated financial results in the first year, and accretive to earnings thereafter. Financial terms were not disclosed.

Outlook
As a result of current trends, the retail environment, and continued pressure from foreign currency fluctuations, the Company now expects net sales for fiscal 2015 to increase between 2% and 4%, and diluted earnings per share for fiscal 2015 to be between $0.87 and $0.92. On a constant currency basis, net sales for fiscal 2015 is expected to increase approximately between 5% and 7%, and diluted earnings per share for fiscal 2015 to be between $0.92 and $0.97. In the event that foreign currency exchange rates fluctuate from prevailing levels, these estimates of currency impacts could be favorably or unfavorably impacted. The diluted earnings per share guidance also includes expenses incurred and realized in the first quarter of 2015 due to the cost reduction program of approximately $0.02. These estimates assume total comparable store sales for fiscal 2015 to be in the negative low single digits to flat range, diluted weighted-average common shares outstanding of approximately 67.9 million, and an effective tax rate of approximately 35.0%.
The Company now expects to open between 25 to 27 new stores for 2015. Capital expenditures for fiscal 2015 are expected to be in the range of $30.0 million to $35.0 million.
Conference Call
Tumi Holdings, Inc. will host a conference call to discuss third quarter results today, November 4, 2015, at 4:30 p.m. ET. The general public can access the call by dialing 1-800-708-4539 (domestic) or 1-847-619-6396 (international). The passcode is 40946943. Please dial in 5 minutes before the start of the call. The conference call will also be webcast live in the Investor Relations section of www.tumi.com. A telephone replay of the call will be available through November 11, 2015; to access the replay, dial 1-888-843-7419 for domestic callers or 1-630-652-3042 for international callers and enter access code 40946943. The webcast will be accessible on the website for approximately 90 days after the call.

About Tumi

Tumi is the leading global brand of premium travel, business and lifestyle products and accessories. The brand is sold in over 1,900 points of distribution from New York to Paris to London and Tokyo, as well as in the world’s top department, specialty and travel retail stores in over 75 countries. For more information, please visit www.tumi.com.

Forward-Looking Statements

This release contains forward-looking statements, which address a variety of subjects including, for example, the Company’s expectation for net sales and earnings per share in 2015 on a reported and constant currency basis, the expected impact of foreign exchange rates on net sales and earnings per share in 2015, the number of new store openings in 2015, the estimated effective tax rate, comparable store sales growth rate and capital expenditures in 2015, the Company’s plan to execute on its stated growth initiatives, the Company’s assessment of its strategy, planned areas of focus and ability to drive sustainable growth and shareholder value over the long term, the Company’s expectation for the Japanese joint venture transaction to close in the first quarter of 2016, the Company’s expectation that the Japanese joint venture transaction will be earnings neutral to the Company’s consolidated financial results in the first year, and accretive to earnings thereafter, and the Company’s assessment as to the long-term economic prospects of the Japanese market. All statements other than statements of historical fact, including without limitation, those with respect to the Company’s goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: changes in consumer spending and general economic conditions; a decrease in travel levels; interruption in supply; inventory management and product quality control issues with our contract manufacturers; an inability to open new store locations in a timely and profitable manner; increases in costs of materials, labor or freight; the impact of counterfeiting and transshipping; risks of operating internationally, including exchange rate fluctuations; risks associated with our e-commerce migration; risks associated with transitioning to a direct sales model in certain geographies; changes in effective tax rates; the success of new product introductions; and with respect to the acquisition of the Japan joint venture, the satisfaction of customary closing conditions. For a detailed discussion of cautionary statements that may affect the Company’s future results of operations and financial results, please refer to the Company’s filings with the Securities and Exchange Commission, including the Company’s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Forward-looking statements represent management’s current expectations and are inherently uncertain. We do not undertake any obligation to update forward-looking statements made by us except as otherwise required under federal securities laws.

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Operations
(In thousands, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 27, 2015	September 28, 2014	September 27, 2015	September 28, 2014
	(unaudited)
Net sales	$131,013	$130,195	$379,994	$363,379
Cost of sales	51,693	53,888	153,788	151,887
Gross margin	79,320	76,307	226,206	211,492
OPERATING EXPENSES
Selling	8,416	9,515	25,259	26,351
Marketing	3,641	3,643	11,348	12,546
Retail operations	32,450	29,051	94,542	83,589
General and administrative	11,691	10,831	37,092	32,502
Total operating expenses	56,198	53,040	168,241	154,988
Operating income	23,122	23,267	57,965	56,504
OTHER INCOME (EXPENSES)
Interest expense	(76)	(117)	(261)	(359)
Earnings from joint venture investment	271	153	573	307
Foreign exchange gains (losses)	(166)	(154)	505	(505)
Other non-operating income (expenses)	33	34	(71)	(38)
Total other income (expenses)	62	(84)	746	(595)
Income before income taxes	23,184	23,183	58,711	55,909
Provision for income taxes	8,315	9,266	20,749	21,620
Net income	$14,869	$13,917	$37,962	$34,289
Weighted average common shares outstanding:
Basic	67,880,156	67,867,852	67,874,435	67,867,065
Diluted	67,883,410	67,876,522	67,907,201	67,872,474
Basic earnings per common share	$0.22	$0.21	$0.56	$0.51
Diluted earnings per common share	$0.22	$0.21	$0.56	$0.51

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except share and per share data)

	September 27, 2015	December 31, 2014
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$76,237	$52,796
Accounts receivable, less allowance for doubtful accounts of approximately $556 and $580 at September 27, 2015 and December 31, 2014, respectively	29,773	31,890
Other receivables	3,622	3,003
Inventories, net	111,122	89,231
Prepaid expenses and other current assets	5,750	8,315
Prepaid income taxes	1,971	—
Deferred tax assets, current	8,411	7,298
Total current assets	236,886	192,533
Property, plant and equipment, net	81,980	79,067
Deferred tax assets, noncurrent	4,608	4,608
Joint venture investment	2,502	2,156
Goodwill	142,773	142,773
Intangible assets, net	130,400	130,414
Deferred financing costs, net of accumulated amortization of $3,211 and $3,087 at September 27, 2015 and December 31, 2014, respectively	248	372
Other assets	9,245	10,907
Total assets	$608,642	$562,830

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (continued)
(In thousands, except share and per share data)

	September 27, 2015	December 31, 2014
	(unaudited)
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable	$42,322	$33,898
Accrued expenses	34,238	34,786
Income taxes payable	—	2,334
Total current liabilities	76,560	71,018

Other long-term liabilities	12,757	11,407
Deferred tax liabilities	53,522	53,522
Total liabilities	142,839	135,947

Commitments and contingencies

STOCKHOLDERS’ EQUITY
Common stock—$0.01 par value; 350,000,000 shares authorized, 68,158,428 shares issued and 67,880,156 shares outstanding, each as of September 27, 2015; 68,146,673 issued and 67,868,867 outstanding, each as of December 31, 2014	681	681
Preferred stock—$0.01 par value; 75,000,000 shares authorized and no shares issued or outstanding as of September 27, 2015 and December 31, 2014	—	—
Additional paid-in capital	317,735	314,217
Treasury stock, at cost; 278,272 and 277,806 shares as of September 27, 2015 and December 31, 2014, respectively	(4,884)	(4,874)
Retained earnings	157,696	119,734
Accumulated other comprehensive loss	(5,425)	(2,875)
Total stockholders’ equity	465,803	426,883
Total liabilities and stockholders’ equity	$608,642	$562,830

TUMI HOLDINGS, INC. AND SUBSIDIARIES
Segment Results

	Direct-to- Consumer North America	Direct-to- Consumer International	Indirect-to- Consumer North America	Indirect-to- Consumer International	Non-Allocated Corporate Expenses	Consolidated Totals
	(In thousands)
Three Months Ended September 27, 2015
Net sales	$61,928	$9,012	$25,677	$34,396	$—	$131,013
Operating income (loss)	$16,218	$1,544	$10,651	$10,951	$(16,242)	$23,122
Depreciation and amortization	$2,918	$445	$404	$1,188	$608	$5,563
Three Months Ended September 28, 2014
Net sales	$55,506	$8,385	$26,707	$39,597	$—	$130,195
Operating income (loss)	$14,746	$1,299	$10,576	$13,158	$(16,512)	$23,267
Depreciation and amortization	$2,039	$412	$424	$1,011	$668	$4,554
Nine Months Ended September 27, 2015
Net sales	$179,329	$22,908	$73,447	$104,310	$—	$379,994
Operating income (loss)	$45,388	$2,130	$29,223	$34,028	$(52,804)	$57,965
Depreciation and amortization	$8,203	$1,309	$1,309	$3,033	$1,810	$15,664
Nine Months Ended September 28, 2014
Net sales	$162,907	$19,694	$76,844	$103,934	$—	$363,379
Operating income (loss)	$43,359	$1,175	$29,619	$31,625	$(49,274)	$56,504
Depreciation and amortization	$5,949	$1,020	$1,276	$2,717	$1,749	$12,711

TUMI HOLDINGS, INC. AND SUBSIDIARIES

Constant Currency Financial Measures
(In thousands, except per share data)
	Three Months Ended
	September 27, 2015		September 28, 2014	% Change
	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Net sales	$131,013	$135,970	$130,195	0.6%	4.4%
Operating income	$23,122	$25,477	$23,267	(0.6)%	9.4%
Operating income margin	17.6%	18.7%	17.9%
Net income	$14,869	$16,222	$13,917	6.8%	16.6%
Diluted earnings per share	$0.22	$0.24	$0.21	6.8%	16.5%
_________________________________________________________________
Constant currency amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions.

Constant Currency Financial Measures
(In thousands, except per share data)
	Nine Months Ended
	September 27, 2015		September 28, 2014	% Change
	As Reported	Constant Currency	As Reported	As Reported	Constant Currency
Net sales	$379,994	$391,444	$363,379	4.6%	7.7%
Operating income	$57,965	$60,627	$56,504	2.6%	7.3%
Operating income margin	15.3%	15.5%	15.5%
Net income	$37,962	$39,472	$34,289	10.7%	15.1%
Diluted earnings per share	$0.56	$0.58	$0.51	10.7%	15.1%
_________________________________________________________________
Constant currency amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions.

TUMI HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Operating Income to Operating Income Before Costs Associated with the Cost Reduction Program on a Constant Currency Basis
(In millions)
	Nine Months Ended
	September 27, 2015	September 28, 2014
Operating income	$58.0	$56.5
Operating expenses in conjunction with the cost reduction program	2.5	—
Impact of foreign currency	2.7	—
Operating income before costs associated with the cost reduction program on a constant currency basis[1]	$63.1	$56.5
__________________________________________
1 The totals in the table may not foot due to rounding.

TUMI HOLDINGS, INC. AND SUBSIDIARIES

Reconciliation of Net Income to Net Income Before Costs Associated with the Cost Reduction Program on a Constant Currency Basis
(In millions, except per share data)
	Nine Months Ended
	September 27, 2015	September 28, 2014
Net income	$38.0	$34.3
Operating expenses in conjunction with the cost reduction program (after tax)	1.6	—
Impact of foreign currency	1.5	—
Net income before costs associated with the cost reduction program on a constant currency basis[2]	$41.1	$34.3
Diluted earnings per share before costs associated with the cost reduction program on a constant currency basis[1]	$0.61	$0.51
_________________________________________________________________
1 Diluted EPS calculated using 67.9 million shares for both YTD 2015 and YTD 2014.
2 The totals in the table may not foot due to rounding.

Non-GAAP Financial Measures
This release refers to “constant currency” amounts for the third quarter and first nine months of 2015 and full-year outlook. Constant currency amounts exclude both the impact of translating foreign currencies into U.S. dollars and the impact of currency rate changes on foreign currency denominated transactions, and are non-GAAP financial measures. This release also refers to “reported” amounts in accordance with U.S. generally accepted accounting principles (“GAAP”), which include translation and transactional impacts from foreign currency exchange rates. Generally, when the dollar either strengthens or weakens against other currencies, constant currency results will be higher or lower than growth reported at actual exchange rates. Reconciliations of GAAP measures to constant currency amounts for the third quarter and first nine months of 2015 are presented in the attached supplemental financial information, which identify and quantify all excluded items. Net income adjusted for the cost reduction program and on a constant currency basis, and operating income adjusted for the cost reduction program and on a constant currency basis are also non-GAAP financial measures. Net income adjusted for the cost reduction program and on a constant currency basis is defined as net income plus the costs associated with the cost reduction program and the impact of currency fluctuations. Operating income adjusted for the cost reduction program and on a constant currency basis is defined as operating income plus the costs associated with the cost reduction program and the impact of currency fluctuations. These non-GAAP financial measures are important supplemental measures for Tumi’s internal reporting, including for its board of directors and management, and are key measures used to evaluate profitability and operating performance. These measures provide investors and other users of Tumi’s financial information, when viewed in conjunction with its consolidated financial statements, consistency and comparability with Tumi’s past financial performance, facilitate period-to-period comparisons of operating performance and may facilitate comparisons with other companies. Tumi uses these measures in conjunction with GAAP operating performance measures as part of its overall assessment of its performance. Undue reliance should not be placed on these measures as Tumi’s only measures of operating performance. Constant currency results should not be viewed as a substitute for GAAP results, net income adjusted for the cost reduction program and on a constant currency basis should not be viewed as a substitute for net income, and operating income adjusted for the cost reduction program and on a constant currency basis should not be viewed as a substitute for operating income.
Comparable Store Sales Growth
Comparable store sales are calculated based on Tumi’s company-owned stores that have been open for at least a full calendar year as of the end of Tumi’s fiscal year. For example, a store opened in October 2014 will not impact the comparable store comparison until January 1, 2016. Additionally, temporary store closings, store expansions and store relocations are excluded from the comparable store base under most circumstances.

Source: Tumi Holdings, Inc.
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or
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